Exhibit 21.1

SUBSIDIARIES OF KKR FINANCIAL CORP.

KKR Financial CDO 2005-1, Ltd.

KKR Financial CLO 2005-1 Corp.

KKR Financial CLO 2005-1, Ltd.

KKR Financial CLO 2005-2, Ltd.

KKR Financial CLO 2005-3, Ltd.

KKR Financial Mortgage Corp.

KKR TRS Holdings, Inc.